UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 17, 2003

APPLE HOSPITALITY TWO, INC.
(Exact name of registrant as specified in its charter)

Virginia	333-53984	54-2010305
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10 South Third Street, Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121
(Registrant’s telephone number, including area code)

Item 5. Other Events and Regulation FD Disclosure

Apple Hospitality Two, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report pursuant to Item 5 of Form 8-K to describe a recent acquisition.

Overview

On January 17, 2003, we acquired, through a subsidiary, the Residence Inn – Redmond extended-stay hotel in Redmond, Washington. (The Residence Inn® and Marriott® trademarks are the property of Marriott International, Inc. or one of its affiliates). For prorated rent and other accounting purposes, the effective date of the acquisition is treated as January 3, 2003, but closing on the acquisition did not occur until January 17, 2003.

The hotel contains 180 suites and was in operation when acquired. The hotel offers one and two room suites with the amenities generally offered by upscale extended-stay hotels. It is located in a developed area near Seattle, Washington in a competitive market. We believe the hotel is well-positioned to compete in its market based on location, amenities, rate structure and franchise affiliation. In the opinion of management, the hotel is adequately covered by insurance.

The gross purchase price for the hotel was $32,550,000. This amount was satisfied at closing by cash payments and other adjustments in the approximate amount of $12,550,000 and our assumption of existing debt secured by the hotel (as described below).

In connection with the hotel acquisition, we also paid 2% of the gross purchase price, which equals $651,000, as a commission to Apple Suites Realty Group, Inc. This entity is owned by Glade M. Knight, who is one of our directors and our Chief Executive Officer.

Acquisition and Related Matters

New Subsidiaries

We formed new subsidiaries to acquire and lease the hotel. The hotel was purchased by AHT Redmond, Inc., which is one of our direct wholly-owned subsidiaries. That subsidiary is leasing the hotel to AHM-SPE I, Inc., as lessee, which is one of our indirect wholly-owned subsidiaries. At the request of the financing company that services the debt we assumed, these new subsidiaries have been formed as “special purpose entities.” To qualify as special purpose entities, the new subsidiaries have organizational documents that impose certain requirements on them while the debt is outstanding. In particular, the subsidiaries must maintain separate legal identities and must limit their activities to dealing with the hotel that secures the debt. The hotel is being managed by Residence Inn by Marriott, Inc., which has entered into an amended management agreement with the lessee.

Assumption of Existing Debt Secured By Hotel

AHT Redmond, Inc., which we formed to acquire the hotel, has assumed existing debt secured by the hotel. The lender is Wells Fargo Bank Minnesota, National Association, as Trustee for the registered holders of GMAC Commercial Mortgage Securities, Inc., Mortgage Pass Through Certificates, Series 2002-C3, as serviced by GMAC Commercial Mortgage Corporation.

The principal balance of the assumed debt as of the closing date was approximately $20,000,000. The debt is evidenced by a promissory note, dated November 28, 2000, in the original principal amount of $20,500,000. The promissory note provides for a maturity date of December 1, 2025, and creates a substantial economic incentive for prepayment on the optional prepayment date of December 1, 2010. Other terms are summarized in the paragraphs below.

Interest Rate. The note provides for an applicable interest rate of 8.375%, subject to certain adjustments, which include the following: (a) an increase of 2% beginning on the optional prepayment date, and (b) an increase of 5% upon any event of default.

Monthly Payments. The note requires consecutive monthly payments of principal and interest in the amount of $163,348. In addition, beginning on the optional prepayment date, the monthly payment also must include, but only from available cash flow from the hotel, prepayments of principal (together with payments of other fees and expenses).

Security. The note is secured by a deed of trust that creates a first mortgage on the hotel. After the initial four years of the debt, we have the option to release the hotel from the mortgage by making a deposit for the purchase of certain government obligations that would provide payments equal to the amounts due under the note.

Prepayment. There is no right to prepay all or any portion of the note until one month prior to the optional prepayment date. On that date and afterward, the note may be prepaid in whole or in part without penalty or premium upon written notice of at least 30 days to the holder of the note.

Late Charge, Acceleration and Default. There is a late charge equal to the lesser of (a) 5% of any payment that is overdue for at least 5 days, or (b) the maximum lawful interest rate. The entire outstanding balance under the note will be due and payable at the option of the holder of the note upon an event of default. (If any such acceleration occurs before the month that precedes the optional prepayment date, certain yield maintenance payments are also due.) Events of default include: (a) the failure to make any required payment within 5 days after the applicable payment date, (b) any other default that continues for more than 30 days after written notice (with an extension of this period for up to 60 additional days so long as efforts to cure are diligently and continuously being made); and (c) any other default under the deed of trust relating to the hotel.

Limitation on Recourse. The note generally requires the holder of the note to satisfy any unpaid amounts by exercising remedies with respect to the hotel, such as foreclosure. As an exception to the non-recourse provisions of the note, we would be liable for any damages sustained by the holder of the note in certain specific cases, such as fraud or any breach of the deed of trust concerning environmental laws.

We expect that revenues from the hotel will be sufficient to make monthly payments under the note. If hotel revenues are not sufficient and other sources of funds are not available, we could lose the hotel through foreclosure.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple Hospitality Two, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, President

January 28, 2003